Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES ACQUIRES
L-3 COMMUNICATIONS KLEIN ASSOCIATES

HUNTSVILLE, TX – January 4, 2016 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or “the Company”) announced today that it has acquired L-3 Communications Klein Associates, Inc. (“Klein”), a designer, manufacturer and worldwide distributor of sonar and waterside security systems to military and commercial customers. Klein was a wholly-owned subsidiary of L-3 Communications Corporation, a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms, and a prime contractor in aerospace systems.

Rob Capps, Mitcham’s Co-CEO, commented, “This transaction provides a number of strategic benefits to Mitcham, including the expansion of our technology base and better utilization of our engineering resources. This transaction also expands our manufacturing operations, making them a larger part of the company, and gives us access to a broader range of technology and expertise. In addition, this acquisition should allow us to leverage our geographic footprint and longstanding customer relationships in the energy industry for the benefit of Klein’s product line. Furthermore, we expect this transaction will reduce Mitcham’s dependence on the cyclical energy industry.”

Guy Malden, Mitcham’s Co-CEO, added, “The hydrographic and oceanographic business in which Klein operates is a space we understand well. Our Australian subsidiary, Seismic Asia Pacific Pty Ltd, has been a distributor of Klein products for a number of years. In fact over the past two years, we have been Klein’s largest distributor and one of Klein’s largest customers. There are a number of striking similarities between Klein’s technology and manufacturing processes and those of our Seamap business. We believe this will lead to increased efficiencies in both operations, new applications for existing products and new product development opportunities.

About Klein

Klein’s primary products include single and multi-beam side-scan sonar systems, which the company provides to U.S. and foreign government and commercial customers. Klein operates a single facility in Salem, New Hampshire and employs approximately 45 people there. The business will be renamed “Klein Marine Systems, Inc.”, will operate as a wholly-owned subsidiary of Mitcham Industries and will be a part of its manufacturing business segment.

About Mitcham Industries

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and believes it is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

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